Exhibit 10.3

JAOVI INC.

(the “Corporation”)

Minutes of a Meeting of the Directors of The Company Held on March 30, 2026

at Coopemangle Los Delfines Casa 94, Puerto Cortes de Osa, Puntarenas, 60504, Costa Rica

Present: Jorge Alberto Oviedo Mora

Jorge Alberto Oviedo Mora took the chair and acted as the Recording Secretary of the Meeting.

Issuance of Shares

WHEREAS, the Corporation is authorized to issue shares of its capital stock pursuant to its Articles of Incorporation;

WHEREAS the subscriber has agreed to subscribe for and has paid for shares of common stock in the capital of the Company;

UPON MOTION, IT WAS RESOLVED that 2,000,000 shares of common stock in the capital of the Company subscribed for as follows at a price of $0.0001 per share be issued as fully paid and non-assessable to the subscriber:

Name of subscriber	Number of shares	Price per share	Total amount paid

Jorge Alberto Oviedo Mora	2,000,000	$0.0001	$200

FURTHER RESOLVED, that the shares are hereby declared to be fully paid and non-assessable, and the listed subscriber currently is the sole shareholder of the Company and there are no other shareholders.

Termination of Meeting

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

___________________________ /s/ Jorge Alberto Oviedo Mora Jorge Alberto Oviedo Mora, Recording Secretary